EXHIBIT 21

SUBSIDIARIES OF CODORUS VALLEY BANCORP, INC.

1.	PeoplesBank, A Codorus Valley Company – 100% owned

(chartered in Pennsylvania)

105-109 Leader Heights Road

York, PA 17403

2.	SYC Realty Company, Inc. – 100% owned

(incorporated in Pennsylvania)

1 Manchester Street, P.O. Box 67

Glen Rock, Pennsylvania 17327

3.	CVLY Corp. – 100% owned

(incorporated in Pennsylvania)

105 Leader Heights Road

York, PA 17405

4.	CVB Statutory Trust I – 100% owned (1)

(formed in Delaware)

Trustee:

Wilmington Trust Company

Rodney Square North

1100 North Market Street

Wilmington, Delaware 19890

Attn: Corporate Trust Administration

5.	CVB Statutory Trust 2 – 100% owned (1)

(formed in Delaware)

Trustee:

Wells Fargo Bank, National Association

919 Market Street

Suite 700

Wilmington, Delaware 19801

Attn: Corporate Trust Division

(1)	The Statutory Trusts have not been consolidated into the financial statements of the Corporation in accordance with ASC Topic 810, “Consolidation”.

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